UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports under Sections 13 And 15(d) of the Securities Exchange Act Of 1934.

                          Commission File Number 33-97422

                          COUNTY FINANCIAL CORPORATION
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            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                 FLORIDA                             59-2320497
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     (STATE OR OTHER JURISDICTION OF               (I.R.S. EMPLOYER
      INCORPORATION OR ORGANIZATION)              IDENTIFICATION NO.)


              801 N.E. 167 STREET, NORTH MIAMI BEACH, FLORIDA 33162
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               (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES) (ZIP CODE)

       Registrant's telephone number, including area code (305) 651-7110
          Securities registered pursuant to Section 12(b) of the Act:

                          COMMON STOCK, PAR VALUE $0.01
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            (Title of each class of securities covered by this Form)

                                       N/A
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                   (Titles of all other classes of securities
     for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)   [ ]                 Rule 12h-3(b)(1)(i)  [ ]
     Rule 12g-4(a)(1)(ii)  [ ]                 Rule 12h-3(b)(1)(ii) [ ]
     Rule 12g-4(a)(2)(i)   [ ]                 Rule 12h-3(b)(2)(i)  [ ]
     Rule 12g-4(a)(2)(ii)  [ ]                 Rule 12h-3(b)(2)(ii) [ ]
                                               Rule 15d-6           [X]

Approximate number of holders of record as of the certification or notice date:

                                       NIL
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    Pursuant to the requirements of the Securities Exchange Act of 1934 (Name of registrant as specified in charter) has caused this certification/notice to be signed on behalf by the undersigned duly authorized person.

Date: June 15, 1998                   By: /s/ G. APELIAN
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INSTRUCTION: This form is required by Rules 12g-v, 12h-3 and 15d-6 of the
General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.